EXHIBIT 5
William Gleeson
General Counsel
Applied Minerals, Inc.
110 Greene Street
New York, New York 10012

April 10, 2014

Board of Directors
Applied Minerals, Inc.
110 Greene Street
New York, New York 10012

Gentlemen:

The opinion relates to securities registered under registration statement nos. 333-179139 and 333-191532.  Under Rule 429, a combined prospectus has been filed for the two registration statements.  There letter is divided into two sections, one for each registration statement.

Registration Statement 333-179139

With regard to registration statement 333-179139, the registration statement is for

(i)
 the offer and sale, from time to time, by selling securityholders, as defined in the prospectus, of up to 10,000,000 already outstanding shares (“Shares”) of the common stock, $0.001 par value (“Common Stock”) of Applied Minerals, Inc. (the “Company”);

(ii)
the offer and the sale of by the selling securityholders, from time to time, of up to 5 million warrants, each granting a right to purchase a share of Common Stock (“Warrants”), while and to the extent the Warrants have not been exercised by the selling securityholders;

(iii)
 the offer and sale, after adjustments resulting form antidilution provisions, of up to 5,186, 413 shares of our Common Stock issuable upon exercise of the Warrants (“Warrant Shares”) (a) by the selling securityholders after and to the extent that the selling securityholders exercise the Warrants and (b) by the Company, to the extent the Warrants have not been exercised by the selling securityholders.

Under Rule 416, the amount of securities, including Shares and Warrant Shares, being registered includes securities that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions. We are aware of comment letter to BIO-Key International, August 8, 2013, File No. 333-190200 as well as comment letters to Peoplestring, July 13, 2011, File No. 333-174949 and to Shoe Pavilion, January 5, 2006, File No. 333-129210 (collectively, the “Comment Letters”), which indicate that the term “similar transactions” includes “standard antidilution provisions.”

I have reviewed, among other things, (i) the Certificate of Incorporation and Bylaws of the Company, as in effect as of the date of the issuance of the Shares and Warrants and as of the date hereof, (ii) the Warrants, and (iv) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Common Stock, Warrants, and Warrant Shares

As to certain facts material to my opinion, I have relied on factual information in certificates from government officials or officers of the Company.  I have not independently verified such information.

In rendering these opinions, I have made assumptions customary in opinions of this type.

With regard to opinion 2 below, I am opining herein as to the internal laws of the State of New York.  The opinions expressed in paragraphs 1 and 3 and the second independent clause of opinion 4 below are limited to the Delaware General Corporation Law (“DGCL”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.

 Based upon and subject to the foregoing, it is my opinion that:

1. The 10 million Shares of Common Stock have been validly issued, fully paid and non-assessable.

2.  The Warrants constitute legally valid and binding obligations of the Company.

3.  The 5,186,413 Warrant Shares, when issued upon valid exercise of the Warrants in accordance the terms of such Warrants, will be validly issued, fully paid and non-assessable.

4.  The applicable provisions of DGCL relating to stock splits and stock dividends and the antidilution provisions of the Warrants are standard antidilution provisions as that term is used in the Comment Letters and the securities issuable under such provisions will, when issued in accordance with such provisions, be validly issued, fully paid and non-assessable.

The opinion rendered in paragraph (2) above, relating to the enforceability of the Warrants is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the validity or enforceability of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to, or in conjunction with, any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy, and (e) we express no opinion as to (i) any provision for default interest or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, remedies, or judicial relief, and (iii)  the severability, if invalid, of provisions to the foregoing effect.

Registration Statement no. 333-191532

With respect to registration statement no. 333-191532, the registration statement is for:

(i)
7,500,000 shares of Common Stock (“PIK Common Stock”) issuable upon conversion of the Notes  issued on August 2, 2013 (“PIK Notes”) and 375,000 shares of PIK Common Stock issuable on conversion of notes issued as interest on the PIK Notes (“First PIK Ineterst Notes”); and

(ii)
Up to 12,024,733 shares of PIK Common Stock issuable on conversion of notes (a) that may be issued as interest on the PIK Notes and (b) that may be issued as interest on the notes referred to in clause (a) (the Notes described in clauses (a) and (b) being “Additional PIK Interest Notes”)

Under Rule 416, the amount of PIK Common Stock being registered includes PIK Common Stock that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

I have reviewed, among other things, (i) the Certificate of Incorporation and the Bylaws of the Company, as in effect as of the date of the issuance of the PIK Notes and the First PIK Interest Notes and as of the date hereof, (ii) the PIK Notes, the First PIK Interest Notes, and the Additional PIK Notes and (iv) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the PIK Notes, the First PIK Interest Notes, the Additional PIK Notes and the PIK Common Stock.

As to certain facts material to my opinion, I have relied on factual information in certificates from government officials or officers of the Company.  I have not independently verified such information.

In rendering these opinions, I have made assumptions customary in opinions of this type.

With regard to opinion 1 below, I am opining herein as to the internal laws of the State of New York.  With respect to Opinions 2 and 3 and the second independent clause in opinion 4, I am opining herein as to DGCL, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and the Delaware Constitution.

Based upon and subject to the foregoing, it is my opinion that:

1.  The PIK Notes and the First PIK Interest Notes constitute, and the Additional PIK Interest Notes, when, as and if issued will constitute, legally valid and binding obligations of the Company.

2.  The shares of PIK Common Stock issuable on conversion of the PIK Notes and First PIK Interest Notes, when issued upon valid conversion of the PIK Notes and First PIK Interest Notes in accordance their terms, will be validly issued, fully paid and non-assessable.

3.  The shares of PIK Common Stock issuable on conversion of the Additional PIK Interest Notes, when issued upon valid conversion of the PIK Interest Notes in accordance their terms, will be validly issued, fully paid and non-assessable.

4. The antidilution provisions of the PIK Notes, First PIK Interest Notes, and Additional PIK Notes are standard antidilution provisions as that term is used in the Comment Letters and the securities issuable under such provisions will in accordance with such provisions when issued be validly issued, fully paid and non-assessable

The opinion rendered in paragraph (1) above, relating to the enforceability of the PIK Notes, First PIK Interest Notes and Additional PIK Interest Notes is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) the validity or enforceability of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to, or in conjunction with, any other right or remedy, or that the election of some particular remedy or remedies does not preclude recourse to one or another remedy, and (e) we express no opinion as to (i) any provision for default interest or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, remedies, or judicial relief, and (iii)  the severability, if invalid, of provisions to the foregoing effect.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ William Gleeson